Exhibit 2.2

SECURED PROMISSORY NOTE

EFFECTIVE DATE:	March 9, 2020

PRINCIPAL AMOUNT:	$1,350,000.00

INTEREST RATE:	4.50%

HOLDERS NAMES/ ADDRESS:	ARKE TECH S.A.P.I DE C.V
Att. Luis Nieto Campos Oxford 36
Colonia Juarez. Alcaldía Cuauhtémoc 0 6600. Juárez. CDMX. México

FOR VALUE RECEIVED, Clancy Systems International Inc. a Colorado corporation, whose address is 22 Baltimore Road, Rockville, Maryland 20850 (the “Borrower”), hereby promises to pay to the order of Luis Nieto (hereinafter together with any subsequent holder(s) hereof collectively called the “Holder”), the principal amount of One Million Three Hundred and Fifty Thousand and 00/100 Dollars ($1,350,000.00) (“Principal Amount”), together with interest from the date hereof on the unpaid balance at the rate of 4.50% per annum (“Base Interest Rate”) until paid in full (the “Note”). All payments shall be made in cash and progressively transferred to the holder on a monthly basis on each subsequent due date.

This Note has been issued pursuant to the terms of a Stock Purchase Agreement of even date herewith by and between the Borrower, the Holder and Hyperion Digital Group, a Mexico corporation (the “Purchase Agreement”). Terms used in this Note and not otherwise defined herein shall have the meaning given to them in the Purchase Agreement.

It is further agreed by the Borrower and the Holder as follows:

1.     Payment Terms. Subject to Section 2, below, principal and interest on this Note shall be payable in thirty-six monthly installments of Forty Thousand One Hundred Fifty Eight and 35/100 Dollars ($40,158.35), with payments commencing on the first day of July, 2020, with each monthly installment payment to be made on the first day of each month thereafter. Payments shall be made pursuant to the amortization schedule attached as Exhibit A. This Note shall be due in full upon that date which is the due date for the last monthly installment of principal and interest as set forth above.

2.     Prepayment Privilege. Borrower shall have the privilege of prepaying the debt evidenced and secured hereby in whole or in part at any time without penalty; provided, however, any and all partial prepayments shall be applied first to the accrued unpaid interest and then the remaining principal due hereunder, but shall not change the monthly payment amounts otherwise due during the year of any such prepayment.

3.     Default. Upon the occurrence of any of the following events (each an “Event of Default”), the Holder of this Note, at the Holder’s option, may declare the entire unpaid principal balance of this Note and all accrued unpaid interest thereon to be immediately due and payable and the Holder of this Note may proceed to exercise any rights and remedies the Holder may have under this Note, the Purchase Agreement and any applicable security agreements (including, without limitation, the Security Agreement) as well as such other rights and remedies which the Holder may have at law, equity or otherwise. Failure of the Holder to exercise such option shall not constitute a waiver of the right to exercise such option in the event of any subsequent default.

(a)    Upon the failure of the Borrower to make any payment required under this Note if such failure is not cured within ten (10) business days after receipt of written notice of such failure; and Holder shall not exercise any rights or remedies it has under this Note, the Purchase Agreement or the Security Agreement, or otherwise at law or in equity, during such cure period; or

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(b)    Upon any default by the Borrower other than any failure to pay any amount due under this Note if such failure is not cured within twenty (20) days after receipt of written notice of such default; and Holder shall not exercise any rights or remedies it has under this Note, the Purchase Agreement or the Security Agreement, or otherwise at law or in equity, during such cure period; or

(c)    The material breach or default, beyond any applicable cure period, with respect to the Security Agreement.

4.     Late Charge. Borrower acknowledges that late payment to the Holder of this Note will cause the Holder to incur costs not contemplated by this Note, the exact amount of such costs being difficult and impractical to assess. Therefore, if any installment is not received by the Holder of this Note within fifteen (15) days of the date when due, the Holder may require Borrower to pay to the Holder of this Note an additional sum in an amount equal to 1.5% of the overdue amount as a late payment administrative charge. If such amount is considered unlawful by means of usury, or unenforceable on any grounds pursuant to State law, then the late payment administrative charge shall be the highest permitted under State law, if any is permitted at all.

5.     Default Interest. In the event the unpaid principal balance and accrued unpaid interest is accelerated as provided in Section 4 above, then if such obligation is not paid within thirty (30) days from the date of acceleration, the interest rate applicable to the unpaid principal balance of this Note shall be forthwith increased from the Base Interest Rate to nine percent (9%) per annum, effective as of the expiration of such thirty (30) day period.

6.     Set-Off. This Note, and its payment hereunder, shall be subject to the Borrower’s right of setoff as provided under Section 6.3 of the Purchase Agreement.

7. Miscellaneous.

(a) With respect to any and all obligations, the Borrower waives the following: (i) demand, presentment, protest, notice of dishonor, suit against any party and all other requirements necessary to charge or hold the Borrower on any obligation; and (ii) all statutory provisions and requirements for the benefit of the Borrower now or hereafter in force (to the extent that same may be waived).

(b)    All notices and other communications required or permitted by this Note shall be given in accordance with Section 7.1 of the Purchase Agreement.

(c)    This Note may be modified only by a written instrument as mutually agreed by the Holder and the Borrower, and as executed by the Borrower.

(d)    The Borrower certifies that the loan evidenced by this Note is obtained for business or commercial purposes and that the proceeds thereof will not be used for personal, family, household or agricultural purposes.

(e)    The Borrower hereby acknowledges that the Borrower has read and understands this Note and executes it voluntarily without duress or undue enforcements.

(f)    Any provision of this Note which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity only, without affecting the enforceability or validity of any other provision hereof.

(g)    In the event of any action hereon or for the enforcement hereof, the prevailing party in any such action or proceeding shall be entitled to recover reasonable attorneys’ fees, collection costs and expert witness fees.

(h)    This Note shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles of such state. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the federal courts of the District of Delaware.

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(i)    To the extent that any court action is required to enforce any provision of this Note, the Borrower and Holder hereby agree to exclusive jurisdiction of the courts of Newcastle County, Delaware and the United States District Court for the District of Delaware. Accordingly, with respect to any such court action, the Borrower and Holder agree to (i) submit to the personal jurisdiction of such courts; (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. THE BORROWER AND HOLDERS AGREE THAT ANY DISPUTE ARISING UNDER THIS NOTE SHALL BE DETERMINED BY A BENCH TRIAL WITHOUT JURY, AND THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL IN ANY SUCH DISPUTE.

(j)    The rights, duties and obligations of the Borrower shall not be assignable to, or assumable by, any third party without the express prior written consent of the Holder, which may be withheld, conditioned or delayed in the Holder’s sole discretion. Any assignment or assumption in contravention of this paragraph shall be voidable at the sole discretion of the Holder.

8.     Security Documents. This Note is secured by the Security Agreement as defined in the Purchase Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Secured Promissory Note to be executed on the day and year first above mentioned.

BORROWER: Clancy Systems International Inc. By: _________________- Naveen Doki, President

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EXHIBIT A

Amortization Schedule

[See Attached]

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